For Immediate Release

Contact:
Carolyn Schwartz
Applied Materials
(investment community)
(408) 748-5227

Jeffrey Lettes
Applied Materials
(editorial/media)
(408) 563-5161

Dave Miller
Etec Systems, Inc.
(marketing communications)
(510) 780-3710

APPLIED MATERIALS TO ACQUIRE ETEC SYSTEMS IN STOCK SWAP

Applied Materials to Enter the Mask Making Equipment Market

SANTA CLARA, Calif., January 12, 2000 -- Applied Materials, Inc. and Etec Systems, Inc. announced today that they have reached a definitive agreement for Applied Materials to acquire Etec in a stock-for-stock merger. Each share of Etec's stock will be exchanged for .649 shares of Applied Materials' common stock. The proposed acquisition is expected to combine the strengths of the world's largest semiconductor equipment company with the leading manufacturer of mask pattern generation solutions for the semiconductor and electronics industries.

"The combination of two industry leaders, Etec and Applied Materials, will enable us to better meet the most advanced manufacturing requirements of our customers," said James C. Morgan, chairman and chief executive officer of Applied Materials. "With increasingly smaller geometries used in semiconductor manufacturing, mask making is becoming a critical component in the manufacturing process. By combining our expertise in process technology and metrology with the leading supplier of advanced mask pattern generation equipment, we have the opportunity to advance mask making technology. Further, the synergies between mask patterning technology and our etch and metrology and inspection business units have the potential to expand opportunities in all of these complementary technologies."

"Etec delivers industry leading mask pattern generation technology and has an established record of success," said Steve Cooper, chairman, president and chief executive officer of Etec Systems. "Applied Materials' global infrastructure, financial strength and technical expertise will enable us to leverage our existing products and product development to address the advancing technical requirements of smaller geometries."

The acquisition, which will be accounted for as a pooling-of-interests, is expected to be closed after approval of the stockholders of Etec and clearance by regulatory authorities.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the possible inability to complete the merger as anticipated, or at all, and the performance and successful integration of acquired businesses. The Company assumes no obligation to update the information in this press release.

Applied Materials is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol, "AMAT". Applied Materials' website is www.appliedmaterials.com.

Etec is a leader in mask patterning solutions for the worldwide semiconductor and electronics industries. Its products include electron- and laser-beam systems that produce high-precision masks, which are used to print circuit patterns onto semiconductor wafers, and high-speed, large-area laser direct imaging systems for electronic interconnect production applications. Founded in 1970, the company is headquartered in Hayward, Calif., with sales and service offices worldwide. Etec's stock is traded on the Nasdaq National Market under the symbol "ETEC". The company's worldwide web site can be accessed at www.etec.com.